Exhibit 10.1

AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement dated June 16, 2020 (this “Amendment”) is entered into between Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), and Gail S. Page (“Page”), with respect to their Letter Agreement dated as of January 17, 2020 (the “Agreement”).

In consideration of the mutual agreements herein contained, the parties hereby covenant, promise and agree to and with each other as follows:

1. Compensation. In addition to the compensation contemplated by Section 3 of the Agreement, the Company shall pay to Ms. Page, within fifteen days after the date hereof, a cash bonus of $150,000 with respect to her services rendered to the Company as interim chief executive officer, including her assistance in identifying and recruiting a permanent Chief Executive Officer and President without engagement of an executive search firm.

2. Transition Period. Section 5(a) of the Agreement is amended to provide that the Transition Period (as defined in the Agreement) shall be deemed to have extended through June 14, 2020.

3. Miscellaneous. Except as set forth herein, the terms of the Agreement are unchanged and shall remain in full force and effect. This Amendment, and its validity, interpretation and enforcement, shall be governed by the laws of the State of New York, excluding conflict of laws principles

In Witness Whereof, each of the parties has executed, or caused to be executed, this Amendment as of the date first written above.

Gail S. Page	Chembio Diagnostics, Inc.

/s/ Gail S. Page	By:	/s/ Richard L. Eberly
Richard L. Eberly
Chief Executive Officer and President